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AMD Announces Retirement of John Caldwell from Board of Directors and Appointment of Nora Denzel as Lead Independent Director

SANTA CLARA, Calif. — November 16, 2022 —AMD (NASDAQ: AMD) announced that John Caldwell is retiring from the AMD board of directors after 16 years of service. Nora Denzel will succeed Caldwell as lead independent director, effective immediately.

Caldwell joined the AMD board of directors in 2006. He served as chairman from 2016 to 2022 and was named lead independent director earlier this year. He held a variety of committee positions throughout his tenure, including chair of the compensation and leadership resources committee and serving on the nominating and corporate governance committee.

“On behalf of the AMD board of directors, I want to thank John for his outstanding leadership and unwavering commitment to deliver long-term value to our shareholders,” said Dr. Lisa Su, Chair and CEO of AMD. “His dedication to the success of AMD has made a lasting impact on the company and we wish him the best in his retirement. I am pleased that Nora has agreed to become our lead independent director. Her breadth of technical and business experience and the strong role she has played since joining the board make Nora ideally suited for the position.”

Denzel has served on the AMD board of directors since 2014, most recently as chair of the compensation and leadership resource committee. She brings more than 25 years of experience in technology, data center and software through executive management positions at Intuit, HP, EMC and IBM and as interim CEO of Redbox. Denzel has served on the boards of eight public companies and currently serves on the board of directors of Ericsson, SUSE Linux and NortonLifeLock. She also serves on the board of the National Association of Corporate Directors in Washington, D.C. and was named an emeritus board member after over a decade of service on the board of AnitaB.org, a nonprofit dedicated to getting more women into computing.

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